JPMorgan Chase Financial Company LLC	September 2016 Amendment No.1 to Pricing Supplement Registration Statement Nos. 333-209682 and 333-209682-01 Dated September 30, 2016 Filed pursuant to Rule 424(b)(8)

Structured Investments

Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due March 28, 2017

Based on the Performance of the Common Stock of ConocoPhillips
Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated September 23, 2016 related to the securities referred to above (the “pricing supplement”), the closing price of the underlying stock on September 23, 2016 (the pricing date) was $39.94 and, accordingly, the initial stock price is $39.94 and the downside threshold level is $29.955 (which is equal to 75% of the initial stock price).

CUSIP/ISIN:  46646X274 / US466462743

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Risk Factors” beginning on page 7 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the pricing supplement and the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of the pricing supplement.

Pricing supplement dated September 23, 2016: http://www.sec.gov/Archives/edgar/data/19617/000114036116080785/form424b2.htm

Product supplement no. MS-1-I dated June 3, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf

Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf